Exhibit 99

*** FOR TIME & DATE RELEASE ***
For Release: Monday, March 1, 2004 @ 6:30 am (Eastern)

KAIRE HOLDINGS, INC. SELLS ITS ENTREMETRIX SUBSIDIARY

Monday, March 1, 2004, Los Angeles, CA :

Kaire Holdings, Inc (NASDAQ OTC: BB Symbol: KAIH) announced that is has sold it’s EntreMetrix subsidiary, which it acquired in March 2003, back to the management of Entre Metrix. Under the terms of the transaction, Kaire will return the EntreMetrix shares in exchange for the original $2.5 million promissory note payable to EntreMetrix and the shares issued by Kaire.

KAIRE CEO Steven Westlund stated, "Since acquiring EntreMetrix, we have not been able to capitalize on any of the cross marketing opportunities we envisioned, and we do not expect that to change. By selling EntreMetrix the company eliminates $2.5 million in debt, and enables us to focus all of our resources on our growing pharmacy business".

Kaire Holdings, Inc. provides specialized pharmacy services, training and educational programs to the Assisted Living segment of the health care market which include Residential Board & Care and Skilled Nursing facilities. Each of Kaire’s programs and services are specifically tailored to the needs of the target market.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "ACT"). In particular, when used in the preceding discussion, the words "estimated," "believe," "optimistic," "expect," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in forward looking statements. Such risks and uncertainties include, but are not limited to, unfavorable market conditions, increased competition, limited working capital, and failure to implement business strategies, actions by regulatory agencies, and other risks.

For additional information contact:
Steven Westlund at 805-524-0024